For Immediate Release

Contact:

Dennis Craven (Company) Jerry Daly or Carol McCune

Chief Financial Officer Daly Gray (Media)

(561) 227-1302 (703) 435-6293

Innkeepers USA Trust Declares Quarterly Dividends

PALM BEACH, Fla., March 14, 2007-Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale extended-stay hotel properties throughout the United States, today announced that its board of trustees declared a common share dividend of $0.23 per share for the first quarter of 2007. Based on the closing price of the common shares at the close of business on March 12, the annualized dividend represents a yield of approximately 5.5 percent.

The board also declared a regular dividend of $0.50 per Series C Cumulative Preferred share for the period of January 31, 2007 to April 24, 2007. The common and Series C preferred dividends are payable April 24, 2007, to shareholders of record on March 30, 2007.

Innkeepers USA Trust owns 75 hotels with a total of 9,904 rooms or suites and one 355-room hotel in which it owns a 49 percent equity interest in 21 states and Washington, D.C., and focuses on acquiring or developing premium-branded upscale extended-stay and select-service hotels, the core of the company's portfolio; selected full-service hotels; and turn-around opportunities for hotels that operate under or can be converted to the industry's leading brands. For more information about Innkeepers USA Trust, visit the company's web site at www.innkeepersusa.com.